Exhibit 23.2

March 18, 2013

Golden Queen Mining Co. Ltd.
6411 Imperial Avenue
West Vancouver, BC V7W 2J5

Re:	Golden Queen Mining Co. Ltd. (the “Company”)
Annual Report on Form 10K

Reference is made to the Annual Report of the Company on Form 10-K filed with the Securities and Exchange Commission on March 18, 2013 (the “Annual Report”).

We hereby consent to the references to our firm and to the summary of the technical report entitled “Soledad Mountain Project Technical Report Kern County, CA”, dated October 17, 2012 prepared by Norwest Corporation and AMEC E&C Services Inc., which appear in the Annual Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (No. 333-164950).

Yours truly,

AMEC E&C SERVICES INC.

Per:     /s/ Mark Hertel
           Authorized Signatory